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                    February 25, 2021

       Steve Rai
       Chief Financial Officer
       Blackberry Limited
       2200 University Ave East
       Waterloo, ON N2K 0A7,
       Canada

                                                        Re: Blackberry Ltd.
                                                            Form 10-K for
Fiscal Year Ended February 29, 2020
                                                            Filed April 7, 2020
                                                            Form 10-Q for
Quarterly Periods Ended November 30, 2020
                                                            Filed December 18,
2020
                                                            File No. 001-38232

       Dear Mr. Rai:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology